                           FIFTH AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                      COLLABORATIVE CLINICAL RESEARCH, INC.


                                    ARTICLE I
                                    ---------

                  The name of the Corporation is Collaborative Clinical Research, Inc.

                                   ARTICLE II
                                   ----------

                  The place in the State of Ohio where its principal office is located is Beachwood, Cuyahoga County.

                                   ARTICLE III
                                   -----------

                  The purpose or purposes for which, or for any of which, the Corporation is formed are to enter into, promote or conduct any kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Laws of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

                                   ARTICLE IV
                                   ----------

                  The authorized number of shares of capital stock of the Corporation shall consist of 18,860,000 shares, of which 15,000,000 shall be Common Shares, without par value, 540,000 shall be designated Series A Preferred Shares, $.001 par value per share ("Series A Preferred Shares"), 70,000 Series B Preferred Shares, $.001 par value per share ("Series B Preferred Shares"), and 2,250,000 Series C Preferred Shares, $.001 par value per share ("Series C Preferred Shares") (collectively, the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are hereinafter referred to as the "Existing Preferred Shares") and 1,000,000 shall be Serial Preferred Shares, without par value.

                                  Subdivision A

Provisions Applicable to Existing Preferred Shares
- --------------------------------------------------

1. Definitions.
   ------------

For purposes of this Subdivision A, Article IV, the following definitions shall apply:

         (a) "Board" shall mean the Board of Directors of the Corporation.

         (b) "Corporation" shall mean Collaborative Clinical Research, Inc.

         (c) "Original Issue Date" for (i) the Series A Share shall mean March 25, 1992, (ii) for the Series B Shares shall mean the date on which the first Series B Share was issued, and (iii) for the Series C Shares shall mean the date on which the first Series C Share is issued.

         (d) "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries.

         (e) The term "Additional Shares" as used herein shall mean all Common Shares, or any securities convertible into or exchangeable for Common Shares, issued or deemed issued by the Corporation after an Original Issue Date, whether or not subsequently reacquired or retired by the Corporation , other than (i) Common Shares issued upon conversion of Existing Preferred Shares, (ii) up to 500,000 Common Shares (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to employees, officers, directors, consultants or other persons performing services for the Corporation (if so issued solely because of any such person's status as an officer, director, employee, consultant or other person performing services for the Corporation and not as part of any offering of the Corporation 's securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by the Board, (iii) Common Shares issued or deemed issued to non-employee directors of the Corporation pursuant to a non-employee director stock option plan approved by the Board and the shareholders of the Corporation, (iv) as to each holder of Existing Preferred Shares, Common Shares which are purchased by such holder, (v) Common Shares issued or deemed issued in lieu of cash as dividends on Existing Preferred Shares, or (vi) Common Shares issued or issuable with respect to the securities referred to in (i), (ii),
(iii), (iv) or (v) by way of stock split or stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

         2. Dividends.
            ----------

                  (a)(1) From and after the second anniversary of the Original Issue Date of the Series A Shares through the third anniversary of the Original Issue Date of the Series A Shares, the holders of record of the then outstanding Series A Shares shall be entitled to receive quarterly, commencing on the date which is 90 days after the second anniversary of the Original Issue Date of the Series A Shares, cumulative dividends at the annual rate of $.10 per Series A Share, accruing from day to day and payable in Series A Shares (in lieu of cash) at an annual rate of 0.08 Series A Shares for each Series A Share then outstanding.

                  (a)(2) From and after the third anniversary of the Original Issue Date of the Series A Shares, dividends shall accrue on the outstanding Series A Shares, and from and after the Original Issue Date of the Series C Shares, dividends shall accrue on the outstanding Series C Shares (in each case, at the rates hereinafter set forth) cumulatively on a daily basis, whether or not funds are legally available therefor and whether or not declared by the Board of Directors. Dividends shall accrue (i) in the case of the Series A Shares at the annual rate of $.10 per Series A Shares and (ii) in the case of the Series C Shares at the annual rate of $.24 per Series C Share. Such dividends shall be payable when and as declared by the Board and shall be paid in cash or, in the Board's discretion, by the issuance, to each holder of Existing Preferred Shares on which dividends have accrued, of the number of Series C Shares determined by dividing the aggregate amount of such dividends due to such holder of Existing Preferred Shares by the Share Price (as hereinafter defined) then in effect. As used herein, the term "Share Price" shall mean (i) until July 31, 1995, $3.00 and (ii) from and after August 1, 1995, the fair market value of a Series C Share as determined by the Board, exercising its good faith judgment.

                  (b) Subject to the provisions of this paragraph 1, the Corporation may, in the Board's discretion, declare and pay dividends or distributions, or make provision for the payment thereof, on any equity security of the Corporation, but only if all accrued dividends and distributions on the Existing Preferred Shares shall have been paid and made in full prior to the date of any such declaration, payment, provision or distribution.

                  (c) Notwithstanding any of the foregoing provisions to the contrary, no dividends shall be declared paid or distributed, or provision therefor made, on any Common Shares or any other equity securities of the Corporation, unless simultaneously therewith there also shall be declared, paid or distributed, or provision therefor made, as the case may be, a dividend or distribution in like amount (on an as-converted basis as described in subparagraph (d) of this paragraph 2) on each then outstanding Existing Preferred Share to each holder thereof.

         3.       Liquidation Rights.
                  -------------------

                  (a) In the event of any liquidation dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, each holder of Existing Preferred Shares then outstanding shall be entitled to be paid out of the net assets of the Corporation available for distribution to its shareholders, if any, prior and in preference to any payment or declaration and setting apart for payment of any amount in respect of Common Shares, an amount equal to the sum of the follows: (i)(A) $1.20 per Series A Share held by such holder, (B) $1.50 per Series B Share held by such holder, and (C) $3.00 per Series C Share held by such holder, (ii) an amount equal to all accrued and unpaid dividends thereon; whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Existing Preferred Shares with respect to such liquidation, dissolution or winding up, and (iii) the fair market value, reasonably determined in good faith by the Board, of the evidences of indebtedness, assets and securities referred to in paragraph 5(f) of this Subdivision A to which such holders would have been entitled to receive upon conversion of their Existing Preferred Shares (clauses (i) through (iii), collectively the "Liquidation Preference"); if upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Existing Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then all of the net assets of the Corporation available for distribution to its shareholders shall be distributed ratably among the holders of the Existing Preferred Shares in proportion to the then applicable Liquidation Preference with respect to each Existing Preferred Share.

                  (b) Upon the completion of the distribution required by subparagraph (a), if assets of the Corporation remain to be distributed each holder of Existing Preferred Shares shall be entitled to be paid out of the remaining assets of the Corporation, as and when distributed, pro rata with the holders of Common Shares, on each Existing Preferred Share deemed to be outstanding. For purposes of the foregoing, the number of Existing Preferred Shares deemed to be outstanding with respect to each such holder shall be equal to the maximum number of Common Shares into which such holder's Existing Preferred Shares would then be convertible upon exercise of the Conversion Rights described in paragraph 5 of this Subdivision A.

                  (c) A consolidation or merger of the Corporation or sale of all or substantially all of the assets or capital stock of the Corporation shall be treated as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3. In such event, each holder of Existing Preferred Shares then outstanding shall have the right to elect the benefits of the provisions of paragraph 5(h) of this Subdivision A in lieu of receiving payment of the Liquidation Preference and other payments pursuant to this paragraph 3.

                  (d) Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment shall be made, an estimate of the net value that would be received by each such holder if all such holders converted all of their Existing Preferred Shares immediately prior to such liquidation, dissolution or winding up of the Corporation, and containing a statement of or reference to applicable conversion rights, shall be given by first-class mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of the Existing Preferred Shares at such holder's address as shown in the records of the Corporation.

                  (e) Whenever the distribution provided for in this paragraph 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

         4. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holders of Existing Preferred Shares shall be entitled to vote on all matters upon which holders of Common Shares have a the right to vote and, with respect to such vote, shall be entitled to notice of any shareholders' meeting in accordance with the code of regulations of the Corporation, and shall be entitled to a number of votes equal to the number of Common Shares into which such Existing Preferred Shares could then be converted, upon conversion pursuant to the Conversion Rights described in paragraph 5 of this Subdivision A, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Existing Preferred Shares and Common Shares shall vote together as a single class and not as separate classes.

         5. CONVERSION. The holders of the Existing Preferred Shares shall have the following conversion rights (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each Existing Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for the Existing Preferred Shares or Common Shares, into fully paid and nonassessable Common Shares, at the applicable Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein, and prior to the closing date for any underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended, the gross proceeds of which to the Corporation and/or selling shareholders (if any) are at least $10 million, provided that the public offering price per share (before deducting any underwriting fee or selling commissions but adjusted equitably whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Shares) is at least $9.00 (a "Public Offering")(but the right to convert shall not expire upon such occurrence unless an automatic conversion shall have occurred as set forth in paragraph 5(c) of this Subdivision A).

                  (b) CONVERSION PRICES. (i) Each Series A Share shall be convertible into the number of Common Shares that results from dividing $1.20 by the conversion price per share (the "Series A Conversion Price") in effect at the time of conversion of such Series A Shares. The Series A Conversion Price for each Series A Share at the Original Issue Date for the Series A Shares shall be $1.20 and shall be subject to adjustment from time to time as provided herein.

                            (ii) Each Series B Shares shall be convertible into
                  the number of Common Shares that results from dividing $1.50 by the conversion price per share (the "Series B Conversion Price") in effect at the time of conversion of such Series B Shares. The Series B Conversion Price for each Series B Share at the

                  Original Issue Date for the Series B Shares shall be $1.50 and shall be subject to adjustment from time to time as provided herein.

                           (iii) Each Series C Share shall be convertible into
                  the number of Common Shares that results from dividing $3.00 by the conversion price per share (the "Series C Conversion Price") in effect at the time of conversion of such Series C Share. The Series C Conversion Price for each Series C Share at the Original Issue Date for the Series C Shares shall be $3.00 and shall be subject to adjustment from time to time as provided herein.

(The Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price are sometimes collectively referred to herein as "Conversion Prices".)

                  (c)      AUTOMATIC CONVERSION.

                             (i) Each Preferred Share which remains outstanding
                  on the closing date for a Public Offering (the "Registration Date") shall automatically and without any action on the part of the holder thereof or the Corporation, except as provided in clause (A) below, be converted on the same basis and at the same Conversion Price as if each holder thereof had properly exercised his right under subparagraph 5(a) to convert on the day next preceding the Registration Date; provided, that (A) each holder of Existing Preferred Shares shall have received written notice of the proposed Public Offering at least 30 days prior to the date the registration statement relating to that Public Offering becomes effective, (B) such conversion shall be effective at the close of business on the Registration Date, and (C) the Corporation shall have no obligation to issue and deliver to any such holder of Existing Preferred Shares on such date a certificate for the number of Common Shares to which such holder shall be entitled until such time as such holder has surrendered his certificate or certificates for his Existing Preferred Shares, duly endorsed, at the office of the Corporation or any transfer agent for the Common Shares, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. All rights with respect to Existing Preferred Shares outstanding on the Registration Date shall forthwith after the Registration Date terminate, except only the right of the holders of such shares to receive Common Shares upon surrender of their certificates for the Existing Preferred Shares and their rights with respect to unpaid dividends described in paragraph 5(d) of this Subdivision A.

                            (ii) Notwithstanding the foregoing provisions of
                  this paragraph 5(c), in the event of a Public Offering, then as a condition to the consummation of the Public Offering and the automatic conversion set forth in paragraph 5(c), there shall be paid in full to all holders of the Existing Preferred Shares to be so converted, all accrued and unpaid dividends and distributions with respect to such Existing Preferred Shares; provided, however, if a majority of the Board shall so direct, the payment required by this subparagraph may be made by the issuance to each holder of Existing Preferred Shares of the number of Series C Shares determined by dividing the aggregate amount of such dividends and distributions due to such holder of Existing Preferred Shares by the Shares Price then in effect, which Series C shares shall immediately be converted into Common Shares as provided in this paragraph 5(c)(ii).

                  (d) MECHANICS OF CONVERSION, UNPAID DIVIDENDS. Before any holder of Existing Preferred Shares shall be entitled to convert the same into Common Shares, such holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Existing Preferred Shares or Common Shares, or (ii) deliver an affidavit in favor of the Corporation stating that such certificates have been lost, stolen or destroyed and containing an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, and shall give written notice by mail, postage prepaid, to the Corporation at such office that such holder elects to convert the same and shall state therein the number of Existing Preferred Shares being converted and the name or names in which the certificate or certificates for Common Shares are to be issued. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Existing Preferred Shares or to the nominee or nominees of such holder a certificate or certificates for the number of Common Shares to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Existing Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date. All dividends accrued and unpaid prior to surrender of Existing Preferred Shares surrendered for conversion shall at the option of the holder of Existing Preferred Shares, either (i) be subtracted from the aggregate Conversion Price as in effect at the time of conversion or (ii) constitute a debt of the Corporation payable to the converting shareholder, and no dividend or other distribution shall be paid on, declared or set apart for any Common Shares until such debt is fully paid or sufficient funds set apart for the payment thereof; provided, however, that with respect to the conversion of Existing Preferred Shares pursuant to paragraph 5(c) above, accrued and unpaid dividends and distributions with respect to such Existing Preferred Shares may be made by the issuance of Series C Shares in accordance with the provisions of paragraph 5(c)(ii) above.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision or combination of any outstanding Common Shares, the applicable Conversion Price then in effect immediately before that subdivision or combination shall be proportionately adjusted by multiplying the then effective applicable Conversion Price by a fraction, (i) the numerator of which shall be the number of Common Shares issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of Common Shares issued and outstanding immediately after such subdivision or combination. The number of Common Shares outstanding at any time shall, for the purposes of this paragraph 5(e), include the number of Common Shares into which any convertible securities of the Corporation may be converted, or for which any warrant, option or rights of the Corporation may be exchanged. Any adjustment under this paragraph 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Corporation, (ii) assets of the Corporation (other than cash), or (iii) securities of the Corporation other than Common Shares, then and in each such event provision shall be made so that the holders of Existing Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of Common Shares into which their Existing Preferred Shares could then have been converted.

                  (g) ADJUSTED FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Shares issuable upon the conversion of the Existing Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph 5), then and in each such event the holder of each Existing Preferred Share shall have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of Common Shares into which such Existing Preferred Shares could have ben converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (h) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS OR CAPITAL STOCK. If at any time or from time to time there shall be a capital reorganization of the Common Shares (other than a subdivision, combination, reclassification or exchange or shares provided for elsewhere in this paragraph
5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Existing Preferred Shares shall thereafter be entitled to receive, upon conversion of the Existing Preferred Shares, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 5 with respect to the rights of the holders of the Existing Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Existing Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable. Each holder of Existing Preferred Shares upon the occurrence of a capital reorganization, merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties or capital stock as such events are more fully set forth in this paragraph 5(h) shall have the option of electing treatment of such holder's Existing Preferred Shares under either this paragraph 5(h) or paragraph 3 of this Subdivision A, notice of which election shall be submitted in writing to the Corporation at its principal office no later then ten days before the effective date of such event.

                  (i)      SALES OF SHARES BELOW CONVERSION PRICE.

                             (i) If, at any time or from time to time after the
                  Original Issue Date for the Series A Shares, the Corporation shall issue or sell Additional Shares (as hereinafter defined), other than as a dividend and other than upon a subdivision or combination of Common Shares as provided in paragraph 5(e) above, for no consideration or for consideration per share less than the then existing Series A Conversion Price, then and in each case the then applicable Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the price (calculated to the nearest cent) equal to the product determined by multiplying the Series A Conversion Price in effect immediately prior thereto by a fraction, (A) of which the numerator shall be (1) the total number of Common Shares outstanding immediately prior to the time of such issue or sale, plus (2) the number of additional Common Shares which the aggregate consideration, if any, received by the Corporation for the total number of Common Shares so issued or sold would purchase at the Series A Conversion Price in effect immediately prior to such issuance or sale, and (B) of which the denominator shall be (1) the total number of Common Shares outstanding immediately prior to such issuance or sale, plus
                  (2) the number of Additional Shares so issued or sold. For purposes of the foregoing sentence, the total number of Common Shares outstanding shall be deemed to include the number of Common Shares which would be outstanding if all outstanding securities exercisable for or convertible into Common Shares were so exercised or converted.

                            (ii) If, at any time or from time to time after the
                  Original Issue Date for the Series B Shares, the Corporation shall issue or sell Additional Shares, other than as a dividend and other than upon a subdivision or combination of Common Shares as provided in paragraph 5(e) above, for no consideration or for consideration per share less than the then existing Series B Conversion Price, then and in each case the then applicable Series B Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the price (calculated to the nearest cent) equal to the product determined by multiplying the Series B Conversion Price in effect immediately prior thereto by a fraction, (A) of which the numerator shall be (1) the total number of Common Shares outstanding immediately prior to the time of such issue or sale, plus (2) the number of additional Common Shares which the aggregate consideration, if any, received by the Corporation for the total number of Additional Shares so issued or sold would purchase at the Series B Conversion Price in effect immediately prior to such issuance or sale, and (B) of which the denominator shall be (1) the total number of Common Shares outstanding immediately prior to such issuance or sale, plus

                  (2) the number of Additional Shares so issued or sold. For purposes of the foregoing sentence, the total number of Common Shares outstanding shall be deemed to include the number of Common Shares which would be outstanding if all outstanding securities exercisable for or convertible into Common Shares were so exercised or converted.

                           (iii) If, at any time or from time to time after the
                  Original Issue Date for the Series C Shares, the Corporation shall issue or sell Additional Shares, other than as dividend and other than upon a subdivision or combination of Common Shares as provided in paragraph 5(e) above, for no consideration or for consideration per share less than the then existing Series C Conversion Price, then and in each case the then applicable Series C Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the price (calculated to the nearest cent) equal to the product determined by multiplying the Series C Conversion Price in effect immediately prior thereto by a fraction, (A) of which the numerator shall be (1) the total number of Common Shares outstanding immediately prior to the time of such issue or sale, plus (2) the number of additional Common Shares which the aggregate consideration, if any, received by the Corporation for the total number of Additional Shares so issued or sold would purchase at the Series C Conversion Price in effect immediately prior to such issuance or sale, and (B) of which the denominator shall be (1) the total number of Common Shares outstanding immediately prior to such issuance or sale, plus (2) the number of Additional Shares so issued or sold. For purposes of the foregoing sentence, the total number of Common Shares outstanding shall be deemed to include the number of Common Shares which would be outstanding if all outstanding securities exercisable for or convertible into Common Shares were so exercised or converted.

                            (iv) For the purpose of making any adjustment in the
                  applicable Conversion Price or number of Common Shares deliverable on conversion of Existing Preferred Shares as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

                                    (A) to the extent it consists of cash, be
                           computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Corporation in connection with such issue or sale;

                                    (B) to the extent it consists of services or
                           property other than cash, be computed at fair value of such services or property as reasonably determined in good faith by the Board; and

                                    (C) if Additional Shares, Convertible
                           Securities (as hereinafter defined), or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other shares or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares, Convertible Securities or rights or options.

                             (v) For the purpose of any adjustment provided in
                  subsection (i) of this paragraph 5(i), if at any time or from time to time after the applicable Original Issue Date for any Existing Preferred Share the Corporation shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the 5(i)(v) Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing applicable Conversion Price for the Series A Shares, Series B Shares or Series C Shares, as the case may be, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options or rights. For purposes of this subsection (v) of this paragraph 5(i), "5(i)(v) Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares. No further adjustment of either Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, either Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares so issued were the Additional Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities.

                            (vi) For the purpose of any adjustment provided for
                  in subsection (i) of this paragraph 5(i), if at any time or from time to time after an Original Issue Date the Corporation shall issue any rights or options for the purchase of Convertible

                  Securities, then, in each such case, if the 5(i)(vi) Effective Price (as hereinafter defined) thereof is less than either then current Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares an amount equal to the amount of consideration, if any, payable to the Corporation upon the conversion of such Convertible Securities. For purposes of the foregoing, "5(i)(vi) Effective Price" for purposes of this subsection (vi) of this paragraph 5(i) shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares upon the conversion of such Convertible Securities.

                  The provisions of subsection (v) above for the readjustment of either Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subsection (vi).

                  (j) NOTICES OF RECORD DATE. In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets or capital stock of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Corporation shall mail to each holder of Existing Preferred Shares at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of other securities of the Corporation shall be entitled to exchange such other securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

         6.       Mandatory Redemption Of Preferred Shares.
                  -----------------------------------------

                  (a)(i) On March 25, 1999, the Corporation shall redeem from each holder of Existing Preferred Shares thirty-three and one-third percent (33-1/3%) of the number of Existing Preferred Shares held by such holder on such date, (ii) on March 24, 2000, the Corporation shall redeem from each holder of Existing Preferred Shares fifty percent (50%) of the number of Existing Preferred Shares held by such holder on such date, and (iii) on March 23, 2001, the company shall redeem from each holder of Existing Preferred Shares all Existing Preferred Shares held by such holder on such date. Each of March 25, 1999, March 24, 2000 and March 23, 2001 are referred to herein as a "Redemption Date" and collectively as the "Redemption Dates." Each Existing Preferred Share to be redeemed on any Redemption Date is referred to herein as a "Redemption Share." The redemption price per Redemption Share shall be an amount (the "Redemption Price") equal to the sum of (i) the Liquidation Preference per Redemption Share which would be payable on each respective Redemption Date if the Liquidation Preference were then payable, and (ii) the amount per Redemption Share that would be distributed to the holder of Redemption Shares pursuant to paragraph 3(b) of this Subdivision A if the Corporation were to be liquidated on the Redemption Date. The Redemption Price shall be determined by an investment banker appointed as set forth below. As a condition to the payment of each respective Redemption Price on each Redemption Date, the Redemption Shares to be redeemed shall be surrendered to the Corporation in the manner and at the time and place set therefor by the Corporation in the Redemption Notice (as defined below).

                  (b) One hundred eighty days prior to each Redemption Date, the Corporation shall notify all holders of Redemption Shares. Within seven days from the date of receipt by the last of such holders to receive such notice, the holders of a majority of the Redemption Shares and the Corporation shall appoint as an appraiser a mutually acceptable investment banker to determine the Redemption Price payable on each respective Redemption Date. If the parties cannot agree on an appraiser within such seven-day period, each shall appoint an independent investment banker within seven days of the expiration of such period, and the investment bankers so appointed shall determine the Redemption Price payable on each respective Redemption Date. If such investment bankers cannot agree within 14 days of the last of them to be appointed, then such appraisers shall appoint another independent appraiser within seven days thereof, whose decision shall be final. The Corporation shall pay all costs and expenses incurred by the parties in appointing and compensating the foregoing appraisers.

                  (c) Upon surrender of the certificates as aforesaid, each holder of Redemption Shares shall be entitled to receive, and the Corporation shall immediately pay to each holder in cash, the aggregate Redemption Price.

                  (d) Not less than 10 days nor more than 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Redemption Shares at such holder's post office address last shown on the records of the Corporation. The Redemption Notice shall state:

                           (i) The total number of Redemption Shares to be
                  redeemed and the number of Redemption Shares held by such holder to be redeemed;

                           (ii) The Redemption Date and the Redemption Price;

                           (iii) The date upon which the holders' Conversion
                  Rights as to such Redemption Shares terminate; and

                            (iv) That the holder is to surrender to the
                  Corporation, at the principal place of business of the Corporation, such holder's certificate or certificates representing the Redemption Shares to be redeemed.

                  (e) If the Redemption Notice shall have been duly given, and if on the Redemption date the Redemption Price shall have been paid in full to a holder of Redemption Shares, then all dividend and voting rights with respect to such Redemption Shares shall terminate as of the applicable Redemption Date.

                  (f) If the Corporation for any reason fails to redeem any Redemption Shares in accordance with this paragraph 6 on or prior to the Redemption Dates specified herein, then, notwithstanding anything to the contrary contained in these Articles, such Existing Preferred Shares shall remain outstanding and the holders of such Existing Preferred Shares shall continue to have all of the rights (including, without limitation, the Conversion Rights and the dividend and voting rights) thereunto pertaining until such time as such Existing Preferred Shares are redeemed. So long as any Existing Preferred Shares required to be redeemed remain outstanding after the Redemption Dates specified, the Corporation may not incur any indebtedness for borrowed money (unless the proceeds of such incurrence of indebtedness are used to make all overdue redemptions) or borrow or reborrow any amounts under any lines of credit which it may then have outstanding without the prior written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) in voting power of the then outstanding Existing Preferred Shares. If funds of the Corporation legally available for redemption of Redemption Shares on a Redemption Date are insufficient to redeem the total number of Redemption Shares pro rata from among all holders of Redemption Shares on the basis of the aggregate number of Redemption Shares held by each such holder on such Redemption Date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Redemption Shares, such funds will be set aside and used, 30 days after the end of the next succeeding fiscal quarter, following giving of a new Redemption Notice, to redeem the balance of such Redemption Shares, or such portion thereof for which funds are then legally available.

         7.       Restrictions And Limitations.
                  -----------------------------

                  So long as any Series A Shares or Series C Shares remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, without the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series A Shares and Series C Shares voting as a single class:

                  (a) Redeem, purchase or otherwise acquire for value, any Existing Preferred Shares otherwise than by redemption in accordance with paragraph 6 of this Subdivision A;

                  (b) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Shares; provided, however, that this restriction shall not apply to the repurchase of Common Shares from employees, officers, directors, consultants or other persons performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option or is obligated to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

                  (c) Effect any sale, lease, assignment, transfer or other conveyances of all or substantially all of the assets of the Corporation or any of its Subsidiaries, or any consolidation or merger involving the Corporation or any of its Subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation, or liquidation or winding up of the affairs of the Corporation;

                  (d) Permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any other wholly owned Subsidiary, any stock of such Subsidiary;

                  (e) Increase or decrease (other than by redemption or conversion) the total number of authorized Existing Preferred Shares;

                  (f) Amend these Articles of Incorporation or the code of regulations of the Corporation; or

                  (g) Authorize or issue any equity security or warrants, options or other rights to purchase such securities or any securities convertible into or exchangeable for such securities (collectively, the "New Securities"); provided, however, that "New Securities" do not include:

                             (i) securities issued in connection with any stock
                  splits, stock dividends or other distributions payable pro rata to all holders of Common Shares (except to the extent such shares are restricted from being issued pursuant to any other provision of these Articles of Incorporation);

                            (ii) the Existing Preferred Shares, any warrant,
                  option or other right to purchase Existing Preferred Shares or Common Shares issued upon the conversion of the Existing Preferred Shares (as adjusted for all subsequent stock dividends, subdivisions and combinations, the "Conversion Shares") or any Common Shares issued upon conversion of any other security so long as such other security was itself a New Security;

                           (iii) warrants, options or other rights to purchase
                  Common Shares or securities convertible into or exchangeable for such shares, the aggregate of which shares shall not exceed 500,000 Common Shares (as adjusted for all stock dividends, subdivisions and combinations), issued to employees, officers, directors, consultants or other persons performing services for the Corporation (if so issued solely because of any such person's status as an officer, employee, director, consultant or other person performing services for the Corporation, and not as part of any other offering of Corporation securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement adopted by the Board and approved by the holders of a majority of the issued and outstanding Preferred Shares;

                           (iv) options or other rights to purchase Preferred
                  Shares or Common Shares issued to non-employee directors of the Corporation pursuant to a non-employee directors' stock option plan adopted by the Board and approved by the shareholders of the Corporation and by the holders of a majority of the issued and outstanding Existing Preferred Shares;

                           (v) Common Shares issued upon the exercise of any
                  warrant, option or other right to purchase Common Shares so long as such warrant, option or other right was itself a New Security or was excluded from the definition of New Security pursuant to clauses (iii) or (iv) above;

                           (vi) Common Shares sold to the public pursuant to a
                  Public Offering; and

                           (vii) any securities issued after the Registration
                  Date of a Public Offering.

         8. STATUS OF PREFERRED SHARES. No Existing Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue, except for the pledge of such shares upon redemption thereof pursuant to an agreement to which the Corporation is a party for the purpose of securing repayment of amounts owing with respect to such redemption.

B.       Miscellaneous.
         --------------

         1. ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of either Conversion Price for the number of Common Shares or other securities issuable upon conversion of the Series A Shares, Series B Shares or Series C Shares, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accountants then reviewing or auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Existing Preferred Shares, at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (i) if appropriate, the consideration received or to be received by the Corporation for any Additional Shares issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for each series of the Existing Preferred Shares, and (iii) the number of Additional Shares and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Shares, Series B Shares or Series C Shares.

         2. FRACTIONAL SHARES. No fractional Common Shares shall be issued upon conversion of Existing Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one Common Share on the date of conversion, as reasonably determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Existing Preferred Shares the holder is at the time converting into Common Share and the number of Common Shares issuable upon such aggregate conversion.

         3. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the following purposes, (i) such number of Common Shares required to pay all dividends payable in Common Shares which the Corporation by agreement is obligated, or may choose, to pay, (ii) such number of Common Shares as may from time to time be required, at such time, to be issued by the Corporation upon exercise of all then-exercisable warrants and options to purchase Common Shares or the right to convert other convertible securities into Common Shares, and (iii) such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Existing Preferred Shares. As a condition precedent to the taking of any action which would cause an adjustment to either Conversion Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient in order that it may validly and legally issue the Common Shares issuable based upon such adjusted Conversion Price.

         4. NOTICES. Any notice required by the provisions of this paragraph 4 to be given to any holder of the Existing Preferred Shares shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

         5. PAYMENT OF TAXES. The Corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of Existing Preferred Shares) that may be imposed in respect of the issue or delivery of Common Shares upon conversion of Existing Preferred Shares.

         6. NO IMPAIRMENT. The Corporation shall not amend these Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

                                  Subdivision B

                Provisions Applicable to Serial Preferred Shares
                ------------------------------------------------

         1.       General.
                  --------

                  (a) The Serial Preferred Shares may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

                  (i) The distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

                  (ii) The annual dividend rate for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on shares of the particular series shall be cumulative;

                  (iii) The redemption price or prices, if any, for the particular series;

                  (iv) The right, if any, of the holders of a particular series to convert such stock into other classes of shares, and the terms and conditions of such conversions; and

                  (v) The obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

                  (b) All shares of any one series of Serial Preferred Shares shall be alike in every particular and all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Serial Preferred Shares.

         2.       Rights on Liquidation.
                  ----------------------

                  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall have been made to the holders of the

Common Shares, the holders of the Serial Preferred Shares of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively. The remaining net assets of the Corporation shall be distributed solely among the holders of the Common Shares according to their respective shares.

         3.       Voting
                  ------

                  (a) The holders of Serial Preferred Shares shall be entitled to one vote for each Serial Preferred Share upon all matters presented to the shareholders, and, except as otherwise provided by these Articles of Incorporation or required by law, the holders of Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. No adjustment of the voting rights of holders of Serial Preferred Shares shall be made in the event of an increase or decrease in the number of Common Shares authorized or issued or in the event of a stock split or combination of the Common Shares or in the event of a stock dividend on any class of stock payable solely in Common Shares.

                  (b) The affirmative vote of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to adopt any amendment to the Articles of Incorporation (but so far as the holders of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

                   (i) changes issued shares of Serial Preferred Shares of all series then outstanding into a lesser number of shares of the Corporation of the same class and series or into the same or a different number of shares of the Corporation of any other class or series; or

                  (ii) changes the express terms of the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series thereof then outstanding; or

                  (iii) authorizes shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares; or

                  (iv) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series of Serial Preferred Shares then outstanding;

and the affirmative vote of the holders of at least two-thirds of each affected series of Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of each affected series of Serial Preferred Shares shall vote separately as a series, shall be necessary to adopt any amendment to the Articles of Incorporation

(but so far as the holders of each such series of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

                  (i) changes issued shares of Serial Preferred Shares of one or more but not all series then outstanding into a lesser number of shares of the Corporation of the same series or into the same or a different number of shares of the Corporation of any other class or series; or

                  (ii) changes the express terms of any series of the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series thereof then outstanding; or

                  (iii) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series of Serial Preferred Shares then outstanding.

         4.       Ranking.
                  --------

         (a) Whenever reference is made herein to shares "ranking prior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares; whenever reference is made to shares "on a parity with the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof (i) neither as to the payment of dividends nor as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares and (ii) either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof both as to the payment of dividends and as to distribution in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of the Serial Preferred Shares.

                                  Subdivision C

                     Provisions Applicable to Common Shares
                     --------------------------------------

                  The Common Shares shall be subject to the express terms of the Existing Preferred Shares and the Serial Preferred Shares and of any series thereof and shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:

                  1.       Dividends.
                           ----------

                  Whenever the full dividends upon any outstanding Serial Preferred Shares for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of the Common Shares shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

                  2.       Rights On Liquidation.
                           ----------------------

                  In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Serial Preferred Shares of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Shares. For purposes of this paragraph 2, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding up of the Corporation.

                  3.       Voting.
                           -------

                  Each Common Share shall entitle the holder thereof to one vote.

                                    ARTICLE V
                                    ---------

                  1.   Number and Classification of Directors.
                       ---------------------------------------

                  (a) The Board of Directors shall consist of not less than three nor more than 15 members and shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Subject to the foregoing limitations, the number of Directors shall be fixed by, or in the manner provided in, the Code of Regulations of the Corporation. In the event that the total number of Directors is not divisible by three, an extra Director shall be assigned to Class I if there is one extra Director to be assigned among the classes, and an extra director shall be assigned to each of Classes I and II if there are two extra Directors to be assigned among the classes. The Directors to be elected at each annual meeting of Shareholders shall be only the members of the class whose term of office then expires. The term of office of the initial Directors in each respective class shall be as follows: (a) Directors in Class I shall hold office until the annual meeting of Shareholders held in 1997; (b) Directors in Class II shall hold office until the annual meeting of Shareholders in 1998; and (c) Directors in Class III shall hold office until the annual meeting of Shareholders in 1999. Each Director elected at any shareholders' meeting commencing with the 1996 annual meeting shall serve for a term ending on the date of the third annual meeting of shareholders following the meeting at which such Director was elected.

                  (b) In the event of any increase or decrease in the authorized number of Directors, each Director then serving as such shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation or removal, and the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors as provided above in this Article V.

                  (c) Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his or her successor is elected and qualified or until his or her prior death, retirement, resignation or removal. No Director may be removed except for cause and (in addition to the affirmative vote which may be required of the holders of any series of Preferred Shares which may then be outstanding) by the affirmative vote of the holders of at least a majority of the outstanding Common Shares of the Corporation entitled to vote thereon. Should a vacancy occur or be created, whether arising through death, resignation or removal of a Director or through an increase in the number of Directors, such vacancy shall be filled by a majority vote of the Directors then in office, or by the sole remaining Director if only one Director remains in office. A Director so elected to fill a vacancy shall serve for the remainder of the present term of office of the class to which he or she was elected.


                                   ARTICLE VI
                                   ----------

                  The Corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such prices as the Board of Directors of the Corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorized such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

                                   ARTICLE VII
                                   -----------

                  The preemptive right to purchase additional shares or any other securities of the Corporation is expressly denied to all shareholders of all classes.

                                  ARTICLE VIII
                                  ------------

                  The right of shareholders to vote cumulatively in the election of Directors of the Corporation is expressly denied to all shareholders of all classes.

                                   ARTICLE IX
                                   ----------

                  Notwithstanding any provisions of the laws of the State of Ohio now or hereafter in force requiring for any action the affirmative vote of the holders of shares entitling them to exercise a designated proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof, such action may be taken by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes, except that no amendment of these Fifth Amended and Restated Articles of Incorporation shall be effective to amend, alter, repeal or change the effect of any of the provisions of Articles V, VII, VIII, IX or X hereof unless such amendment shall receive the affirmative vote of the holders of at least eighty percent of the outstanding Common Shares of the Corporation entitled to vote thereon and at least a majority of the Common Shares entitled to vote thereon held by shareholders none of whom is as of the record date fixed for such vote, a Related Person (as hereinafter defined), affiliate of a Related Person, or an associate of a Related Person; provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of a majority of the Disinterested Directors (as hereinafter defined) of the Corporation.


                                    ARTICLE X
                                    ---------

                  1. VOTING REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS INVOLVING A RELATED PERSON

                  (a) In addition to the affirmative vote which may be required of the holders of any series of Preferred Shares which may then be outstanding, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding Common Shares of the Corporation, which shall include the affirmative vote of at least a majority of the outstanding Common Shares held by shareholders other than the "Related Person" (as hereinafter defined), shall be required for the approval or authorization of any "business combination" (as hereinafter defined) of the Corporation with any Related Person; provided, however, that such voting requirements shall not be applicable if the shareholders are asked to approve or authorize a particular business combination which has been authorized and proposed to the shareholders by action of the Board of Directors of the Corporation by the affirmative vote of a majority of the Directors then in office and by the affirmative vote of a majority of Disinterested Directors then in office, or if the shareholders are asked to approve or authorize a particular business combination as to which both of the following conditions are satisfied:

                           (i) the aggregate amount of the cash and the fair
                  market value of the consideration other than cash to be received per share by the holders of the Common Shares of the Corporation in such business combination is at least equal to the greater of (1) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid or agreed to be paid by the Related Person to acquire beneficial ownership of any Common Shares (with appropriate adjustments for recapitalizations, and for stock splits, stock dividends and like distributions), (2) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by any person to acquire beneficial ownership of any Common Shares on the open market at any time during the twenty-four month period immediately prior to the taking of such vote, or (3) the per share book value of such Common Shares at the end of the calendar quarter immediately preceding the taking of such vote; and

                           (ii) the consideration to be received by holders of
                  Common Shares in such business combination shall be in the same form and of the same kind as the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of any of the Common Shares already held, directly or indirectly, by it.

The determination of a majority of the Disinterested Directors of the Corporation, made in good faith and based upon information known to them after reasonable inquiry, shall be conclusive as to all facts necessary for compliance with this Article, including without limitation (A) whether any person, partnership, corporation or firm is a Related Person or affiliate or associate as defined herein, and (B) the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of Common Shares.

                  2.       Definitions
                           -----------

                  (a)      For the purposes of these Articles of Incorporation:

                           (i) The term "business combination" shall mean (1)
                  any merger or consolidation of the Corporation with or into a Related Person, (2) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (3) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (4) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (5) the reclassification of the shares of stock of the Corporation generally possessing voting rights in elections for directors, the purchase by the Corporation of such shares, or the issuance by the Corporation of shares of any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which are directly or indirectly owned by any Related Person, or (6) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

                           (ii) The term "Related Person" shall mean and include
                  any individual, corporation, partnership or other person or entity which, together with its

                  "affiliates" and "associates," "beneficially" owns (as those terms are defined in the Securities Exchange Act of 1934 and in the rules thereunder), in the aggregate, 15% or more of the outstanding Common Shares of the Corporation, and any "affiliate" or "associate" of any such individual, corporation, partnership or other person or entity; provided that shares held or over which such entity has the power to vote or otherwise control as a trustee, plan administrator, officer of the Corporation or in a similar capacity under an employee benefit plan of the Corporation or an employee benefit plan of an affiliate of the Corporation shall not be deemed to be beneficially owned for purposes of this definition.

                           (iii) The term "substantial part" shall mean more
                  than ten percent (10%) of the total consolidated assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

                           (iv) Without limitation, any Common Shares of the
                  Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person.

                           (v) The term "consideration other than cash" shall
                  include, without limitation, outstanding Common Shares of the Corporation retained by its existing shareholders in the event of a business combination with a Related Person in which the Corporation is the surviving corporation.

                           (vi) The term "Disinterested Director" means any
                  member of the Board of Directors of the Corporation who is not the Related Person or an affiliate or associate of the Related Person and was a member of the Board prior to the time that the Related Person became the Related Person, and any successor of a Disinterested Director who is not the Related Person or an affiliate or associate of the Related Person and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then in office.

                                   ARTICLE XI
                                   ----------

                  These Amended and Restated Articles of Incorporation supersede and take the place of the existing Amended and Restated Articles of Incorporation of the Corporation.